Exhibit 11.3

CONSENT OF CALIBURGER

We consent to the use in this Offering Statement on Form 1-A of the Company referring to CaliBurger as a customer and to including the CaliBurger Agreement as an exhibit in this Offering Statement.

Very truly yours,

/s/ CaliBurger USA, Inc.

Pasadena, CA

October 31, 2019